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                                                                      EXHIBIT 11

                                February 19, 2002


The Directors of
Hartford Series Fund, Inc.
500 Bielenberg Drive
Woodbury, Minnesota 55125

         Re:  Hartford Series Fund, Inc.
              Shares to be Issued Pursuant to Agreement and Plan of Reorganization


Ladies and Gentlemen:

                  As Assistant General Counsel of The Hartford Financial Services Group, Inc., I have acted as counsel to Hartford Series Fund, Inc., a Maryland corporation (the "Hartford Fund"), in connection with its authorization and proposed issuance of Class IA common shares, par value $.01 per share, of the following three series of its shares: Hartford Global Leaders HLS Fund, Hartford Growth and Income HLS Fund and Hartford High Yield HLS Fund (the "Shares"). The Shares are to be issued pursuant to an Agreement and Plan of Reorganization (the "Agreement"), by and between the Hartford Fund and Fortis Series Fund, Inc., a Minnesota corporation, the form of which Agreement is included as Exhibit 4 to the registration statement of the Hartford Fund on Form N-14 relating to the transactions contemplated by the Agreement, which has been filed with the Securities and Exchange Commission (the "Registration Statement").

                  In rendering the opinions hereinafter expressed, I have reviewed the corporate proceedings taken by the Hartford Fund in connection with the authorization and issuance of the Shares, and I have reviewed such questions of law and examined copies of such corporate records of the Hartford Fund, certificates of public officials and of responsible officers of the Hartford Fund, and other documents as I have deemed necessary as a basis for such opinions. As to the various matters of fact material to such opinions, I have, when such facts were not independently established, relied to the extent I deem proper on certificates of public officials and of responsible officers of the Hartford Fund. In connection with such review and examination, I have assumed that all copies of documents provided to me conform to the originals; that all signatures are genuine; and that prior to the consummation of the transactions contemplated thereby, the Agreement will have been duly and validly executed and delivered on behalf of each of the parties thereto in substantially the form included in the Registration Statement.

                  Based on the foregoing, it is my opinion that:

                  1. The Hartford Fund is validly existing as a corporation in good standing under the laws of the State of Maryland.

                  2. The Shares, when issued and delivered by the series of the Hartford Fund described above pursuant to, and upon satisfaction of the conditions contained in, the Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

                  In rendering the foregoing opinions (a) I express no opinion as to the laws of any jurisdiction other than the State of Maryland; and (b) I have assumed, with your concurrence, that the conditions to closing set forth in the Agreement will have been satisfied.

                  I hereby consent to the filing of this opinion as an exhibit to the Registration .

                                                        Very truly yours,

                                                        /s/ Kevin J. Carr